EXHIBIT 99.1

Q3 2005 EMAGIN CORPORATION EARNINGS CONFERENCE CALL

November 10, 2005

CALL PARTICIPANTS

Gary Jones	eMagin Corporation, President, CEO
John Atherly	eMagin Corporation, CFO

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the third quarter 2005 eMagin Corporation earnings conference call.

My name is _________, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. There will be a question-and-answer session towards the end of today’s conference.

If at any time during the call you require assistance, please press star followed by 0 and a coordinator will be happy to assist you.

As a reminder, ladies and gentlemen, this conference is being recorded. I would now like to turn the presentation over to John Atherly CFO eMagin. Sir, please go ahead.

John:
Thank you and welcome to eMagin’s third quarter of fiscal year 2005 earnings conference call. I’m John Atherly CFO of eMagin Corporation and I’m joined by our CEO, Gary Jones.

Before we begin I would like to remind all of you that we will be referring to numbers that are part of our 10Q for the quarter ending September 30, 2005 which will be available through the SEC’s edgar system.

During today’s call, we will make forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, projections, beliefs, and estimates, and are subject to a number of risks and uncertainties.

Such statements include reference projections of future revenues, plans for product development and production, the company’s ability to ramp up production at its manufacturing facilities, future contracts and commercial arrangements, future product benefits, future operations, liquidity and capital resources, as well as statements containing words like beliefs, expects, estimate, plan, anticipate, target, will, intend, target, plan, seek, could, would, and other similar expressions.

Risk factors are included in the company’s form 10-KSB report from 2004 filed with the Securities and Exchange Commission. Except if it’s directly required by the Federal Security laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances, or any other reason.

I’ll now turn the call over to Gary.

Gary:

Thank you John and welcome to those of you listening to our call. During today’s call we’ll update you on the status of our recently completed third quarter financial results. We have made significant progress in production and sales since our last report, but before John covers this quarter’s details, I will briefly review the big picture and our expectations.

For the three months ended September 30, 2005 revenue was $1.1 million, which was a slight increase from a year ago and up 69% from last quarter’s results.

During this past quarter we made significant progress on many fronts:

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Production is ramping back up after considerable equipment downtime during the first half of this year. We improved our OLED fab uptime by over 2 times since the first half of the year. These gains involved operator training and other extensive efforts that are still underway.

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This quarter marked a major milestone when we began shipping our first direct to consumer product, the Z800 3DVisor, which delivers capabilities beyond those of almost all current professional simulation headsets at even over 20 times the price. Initial production has now ramped to almost 100 units per day.

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One of our customers, Daeyang recently showed for the first time their planned consumer product using our SVGA-3D displays at the CEATEC consumer product tradeshow in Japan, and we look forward to a product launch announcement from them soon.

•	We have expanded the number of OEM customers evaluating, integrating products with, or using our products to over 170.
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Market awareness and interest in virtual imaging is building rapidly, in large part due to our new products and efforts through many tradeshows and press publications. For example, Fortune Small Business ran stories about eMagin in the quarter, highlighting our OLED displays and their excitement about virtual imaging after using the Z800, as did Forbes on line. We were recently featured on CBS, MSNBC, and other networks due to efforts expended during the third quarter. Keeping this awareness growing is important to our success as we open this emerging market for VI and VR. Expect an announcement very soon about a high profile award earned by the Z800.

•	We began fulfillment of direct to consumer orders taken from our ecommerce site, a channel that we believe will be a key to Z800 and follow on product distribution and success.
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We completed the design of our new lower cost SVGA-3Dshrink on schedule, and our CMOS IC foundry in Taiwan has processed the first wafers to begin prototyping. We continued advance our R&D and furthered readiness to release new OLED materials on our displays with even much higher efficiency and luminance life capability. The new OLED materials set planned for introduction in the near term for customer qualifications is also expected to permit enhanced OLED deposition rates and increase our lines capacity

•	And we also just recently completed a $9 million financing.

As I talk a little more about these highlights, though, I’d like to give you some perspectives about where our biggest opportunity lays in the display industry, especially in relation to liquid crystal displays, or LCDs.

First, as most of you know, there are basically 2 types of displays - the first being direct view - such as computer screens - and the second being microdisplays, which can be projection displays or near-eye displays such as ours which are magnified with optics to create a large virtual or projected image. In the worldwide arena of direct view displays, OLEDs are displacing LCDs at high rates with most makers of MP3 players already having switched to OLEDs and many cell phone OEMs have already switched over their premier product lines to OLED. This is happening because of the much better power efficiency, viewing angle, and temperature range of OLEDs compared to LCDs. Furthermore, OLEDs have the potential to have a similar base cost structure to LCDs, but without the need for added light sources or lower cost interfaces. Therefore, the OLED based systems can use lower cost batteries or obtain much longer battery life with a given size battery. This provides a large system level combined performance and cost advantage for OLEDs.

OLEDs are being increasingly used for small format, medium to low resolution displays. Higher quality large area polysilicon active matrix or other active matrix infrastructure has been developing for larger area displays, but the small format displays are still a high growth area due to the rapidly growing market for handheld displays with high quality imaging capability. Our microdisplays use even higher speed single crystal silicon and built in full pixel memory permitting eMagin’s microdisplays to outperform even large area displays.

Through our years work since the earliest days of OLED when we became the first company to ever commercially sell full-color or active-matrix OLEDs, eMagin has developed important intellectual property that can provide advantages for both small and large area OLED screens. We just announced winning a NAVY research contract to further develop encapsulation technology with an eye for applications of this important technology for direct view or flexible displays. We expect this technology to also be most valuable to potential manufacturing partners or possible licensees, even though our business focus will continue to be focused on microdisplays and virtual imaging systems. The high growth rate in the overall OLED business is valuable to our microdisplay business as our OLED materials quality and cost are dramatically improving.

More advanced OLED processing equipment has recently appeared in the market that offers the potential for dramatic cost reductions from a new fab. We are continuing to investigate several possible ways of taking full advantage of these most recent advances.

For some of the same reasons that OLEDs are displacing LCDs in portable handheld products, namely power efficiency, small size, low weight and inherent environmental ruggedness, OLED microdisplays with large view virtual images are also beginning to be incorporated into ever increasing numbers of portable systems. We provide the only practical way to carry a large screen in our pocket, and even the provide the benefit of a room full of large area 3D screens wherever you go.

The origin of microdisplays has been attributed primarily to the needs of the military. The original military systems used CRTs for headmounted displays, thermal imaging, night vision, and rifle sites. In fact some systems still employ CRTs today. Unfortunately these require high voltage, are power hungry and are relatively large and heavy. CRTs do emit light at all angles like OLEDs, so they still provide less fatiguing near-eye imaging than LCDs, and hence are still used.

About a decade ago system integrators began upgrading CRTs to flat panels to LCDs. And yes, it is true that some military integrators are still using CRTs, especially for programs whose designs originated several years ago and are just now coming to fruition with infrastructure specifically designed for that technology. The design and qualification cycles are long and some products you see today started long ago. Some groups have adopted new technology faster than others, but the larger the program and the greater the overall complexity of the system the product integrates into, the longer the time lag. Therefore, you have and will continue to see design wins for LCD now and in the near future as well. However, technology continues to progress and just as CRT users upgraded to LCDs, LCD-users are surely evolving to OLED.

They are evolving because LCDs are inherently more power hungry when implemented into the end system, particularly at low temperatures when heaters are required for the LCD’s to operate.

Microdisplay LCDs have much poorer energy efficiency per unit actual display area than even notebook size LCDs per pixel due to aperture ratio and other problems. Additionally, LCD response time is slow compared to OLEDs, resulting in display artifacts in systems that use LCDs and require high speed video. Even some programs using LCDs in initial phases already announced, or soon to be announced this year, are already preparing to design-in OLEDs for later phases. To perform effectively in the field, soldiers need access to mission-critical information for extended periods of time, all the time, regardless of environmental conditions and this is a strength of OLEDs.

eMagin microdisplays are already beginning to be used in growing numbers of situational awareness, thermal imaging, as well as simulation and training applications. The ability to see maps and orders, to see the right target, to experience the visual sensation of a simulation - all make more effective and safer soldiers. These benefits also drive commercial applications.

Our military and industrial display sales have been progressing as input data systems move up in resolution from the prior qVGA and VGA levels. To highlight this transition to OLEDs our microdisplays recently won a critical product shootout conducted by General Dynamics for another major military program in which a Rockwell Collins ProView S035 equipped with our display won over FIVE alternative microdisplay technologies hands down in soldier preference and performance. The display was selected because of its true color quality, ease of use, low power, and stability. We expect this advanced combat helmet program to begin mid-2006.

Additionally, shipments this quarter and additional orders for next year signal the restart of the US Army Land Warrior program; We just won and delivered prototypes for 2 future military programs that will be announced in 2006, one using a custom version of our 3DVisor and another with our displays incorporated into a US Army tactical system currently undergoing field qualification. And we have been notified that eMagin microdisplays have been selected for at least 3 international soldier programs that are equivalent to Land Warrior. So we feel very positive about the prospects of military sales showing sizeable growth over the next year.

Our announced design wins last quarter included Simrad, Liteye, and Quantum 3D.

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Simrad Optronics' Target Locator provides instant target coordinates and works well with field measurement devices, thermal cameras, terminals, gyros, and similar equipment. Simrad calls this product a major step in laser range finding design.

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Quantum3D's Expedition system integrates our Z800 3DVisor into a wearable, embedded-training platform based on Quantum3D's THERMITE Tactical Visual Computer . The Expedition provides an integrated, wireless, open-architecture platform that enables rapid development and deployment of embedded training and mission-rehearsal scenarios.

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Liteye Systems announced that it has placed an order for initial production quantities of OLED microdisplays to fill orders received from military and industrial customers in the United States, Europe, and Australia. Liteye has been developing low-power rugged monocular displays based on eMagin's OLED microdisplays for more than two years for applications as diverse as dismounted soldier programs, infrared cameras, telemedicine, portable ultrasound, and the maintenance and repair markets.

We’re also working on programs with military system integrators such as DRS, Nivisys, Saab, Elbit, Fifth Dimension Technologies, NA-OR, Northrop Grumman, Night Vision Equipment Corp., Sage, and Thales, to name a few that you should hear more on next year.

The information infrastructure for consumer use is also rapidly coming on board. More and more consumers want smaller and smaller portable devices but at the same time they need more information than the tiny displays screen on current portable devices can provide. The solution is a virtual image provided by near-eye personal displays. The Near-to-eye personal display systems are projected to be a $1 billion market by 2008, according to a report by McLaughlin Consulting Group and Insight Media. 2 new products on the horizon were predicted: the Viewer Headset and the Personal portable TV. In fact, we have an Asian customer who plans to manufacture personal TV displays in 2006 in initial quantities of many thousands.

Our own Z800 3D Visor began shipping in the 3rd quarter, and with this high end introduction we are giving consumers their first real look at the future of virtual imaging. This is the first PC compatible product with true 3D capability that also permits a full surround view virtual workspace or in-the-game simulation environment. The Z800 continues to receive favorable reviews by users and reviewers. We were delighted that among many accolades already received Maximum PC magazine called it “the best 3D goggles we ever tested,” and Digital Life classified it as a Class of 2005 Innovation last month. As I previously mentioned, you should expect to hear about additional important recognition we are receiving soon.

Using our Z800 for look around in games and 3D is relatively easy for most customers with recent vintage PCs and graphics cards, and provides a truly exciting experience that also provides great competitive advantages. However, our Z800also has substantial capability already in the system far beyond that currently accessible by the casual PC user, and to that end we created a software group that is working independently, and with other companies to bring more of the power of virtual imaging.

We also just released a SDK or Software Design Kit to provide game and other applications developers an ability to design programs that can more fully utilize our capabilities and reduce the number of keyboard controls that have previously been used before a tool like the Z800 became available. Expect to be able to do things you may have never even realized possible with your Z800 or partner system in the not too distant future.

We still have much work to do to help the broad community understand the potential power of virtual imaging the Z800, as well as new virtual imaging systems expected from eMagin and our customers such as Daeyang and others forthcoming. We have done almost no advertising to date, but you should start to see an array of advertising - a couple of upcoming examples include features in Parade Magazine’s and Digital Life’s holiday gift guides, and you’ll see some banner ads online and so forth we have also just expanded our distribution by adding our first 5 distributors.

To continue this path of expanding acceptance of virtual imaging solutions, a broader product portfolio is still needed. Our OLEDs greatly outperform LCDs on a per pixel basis, and when integrated into a system the OLEDs provide lower cost at any equivalent resolution and size. We do need to open the very small area, very low price end of the display market to OLEDs for our customers. It should be possible to eventually obtain over 1000 potential displays of a qVGA or even VGA display from a single 8-inch wafer. To this end we continue to actively working with Rohm to launch a new OLED based qVGA Microdisplay. A prototype of one of these very small displays was shown by Rohm at the CEATEC meeting last month in Japan. The display chip itself contains several special built-in features and has taken several iterations to perfect, but the effort is very active with additional prototypes running on line in NY as we speak. This very small display with a very high chip count per wafer and future variations of the display have the clear potential to eventually dominate the small magnified viewfinder market like camcorders, digital cameras, and small form factor OLED’s are now dominating the MP3 player market.

The IC design effort for our smaller, lower cost version SVGA display is complete and the first prototypes of this display, which we currently call the SVGA 3Dshrink, are being prepared.

This new display will greatly increase the number of SVGA displays we obtain per 200mm wafer. Soon, much lower cost systems will be able to have access to full SVGA resolution with stereovision capability as well as other new embedded features. This will be the highest pixel density microdisplay available commercially in the world.

We are already starting work toward an SXGA display that already has considerable market pull, particularly from the military and gaming sectors. This new SXGA that exceeds the resolution of most HDTVs and be a drop into many of our customer’s existing SVGA products should create enormous excitement in the latter part of 2006.

Looking toward 2006, we anticipate our large military pipeline, the success of our systems products and our new displays supporting realized revenue of over $20 million, and consider this only a small portion of the potential we will realize from virtual imaging during the next few years. The technology, market acceptance, and the accompanying results have much effort on many interdisciplinary fronts has taken time, but the long wait may be just about over.

As previously indicated, we are working toward several paths to further improve the capacity and reliability of our current fab to support this growth, and to greatly increase production through creation of a new manufacturing capability that would take full advantage of the improvements that have become available for mass production of low cost OLEDs, thereby also permitting much lower future cost structures and orders of magnitude higher capacity. We are using our current capabilities to seed and open this market as we prepare for a bright, high resolution future.

I’ll now turn the call over to John to review our Q3 results then I’ll join him for Q&A.

John:

Thanks Gary,

For the three months ended September 30, 2005 revenue was $1.1 million up slightly from year ago levels though up 69% from last quarters results of $650,000. The sequential increase was attributable to our resuming microdisplay production during the 3rd quarter and initial sales of Z800s. For the nine month period ended September 30, 2005 revenue was $2.5 million as compared to approximately $3.1 million during the year ago period.

Cost of goods for the three and nine months ended September 30, 2005 were $2.7 million and $7.0 million up from $1.6 million and $4.5 million the year before. The comparative increase reflects the addition of a full second shift during 2005. For purposes of providing a mid quarter update on manufacturing we resumed production in July. Output in August exceeded July’s, September then built on this stability and exceeded August. Continuing this trend October was higher than September and we anticipate that November will be still higher. We’ve maintained uptime and increased output and we’ve been able to use the line to continue our R&D efforts as well. This month we processed the latest wafers from Rohm and in two weeks we’ll run the first of our new SVGA 3Dshrink wafers. These are obviously very positive trends.

Research and development expenses for the three and nine months ended September 30, 2005 were $1.0 million and $3.0 million up from $360,000 and $440,000 during the same periods in 2004. The increase is directly associated with the development costs of our two new microdisplays and the Z800 during 2005.

Sales, General and Administrative expenses were $1.2 million and $4.3 million for the three and nine months ended September 30, 2005 as compared to $900,000 and $2.8 million during the same periods ended September 30, 2004. SG&A expense was reduced in the quarter approximately $200,000 due to collection of a receivable previously reserved for as a bad debt. The overall net increase in spending was primarily associated with increased trade show and launch expenses to support the roll out our new Z800 product and higher G&A expenses associated with larger overall staffing.

Other income for the quarter and nine month periods was $34,000 and $181,000 as compared to other income, of $26,000 during the third quarter of 2004 and other expense, of $5.0 million during the nine months ended September 30, 2004. 2004’s expense was primarily non cash expenses associated with debt conversions and unamortized loan discounts not repeated in 2005.

Net loss for the three and nine months ended September 30, 2005 was $3.8 million and $11.7 million as compared to $1.8 million and $9.8 million during the same periods in 2004. Loss per share for the second quarter was $0.05 as compared to $0.03 in 2004. Loss per share for the nine month periods ended September 30 were $0.14 and $0.16 respectively.

Switching to the balance sheet, Cash at September 30, 2005 was $2.1 million down from $5.9 million on June 30, 2005. Principle uses of cash were $3.7 million for operations. As previously reported during October we completed a private placement for net proceeds of $8.4 million.

In conjunction with the private placement 16.6 million shares of common stock and 9.97 million warrants to purchase common stock at $1.00 per share were issued. One third or 3.3 million warrants will cancel if eMagin reports $20 million of revenue for fiscal year 2006 or on an individual basis if an investor sells more than 25% of the common shares obtained in this placement. We expect to fill the Form S3 registration statement associated with this private placement in the next two weeks.

As Gary mentioned earlier we have forecast revenue of $20 million for 2006. This figure is the result of detailed input from our customers on the number of displays they expect to order in the military, industrial and consumer display portion of our business and the initial trends shown by our headset product line. We have factored these projections down in order to allow our production output to grow at a steady pace rather than assuming higher risk step increases. Forecasting 400% year over year growth is not something we do lightly, however we believe strongly in its achievability, enough so that we pushed for a clause in our private placement that reduces its cost if achieved.

Inventory grew slightly to $3.6 million up from 3.5 million at the end of June primarily due to Z800 work in process or finished good. Ending inventory reflects raw material levels of $2.6 million and work in process/finished goods of $1.0 million. These levels are approximately $1.6 million higher than levels at December 31, 2004. Current liabilities were essentially unchanged from second quarter levels at $2.6 million.

That completes the presentation portion of the call.